State of Delaware Secretary of State Division of Corporations Delivered 12:14 PM 02/26/2014 FILED 12:14 PM 02/26/2014 SRV 140243553 - 4394720 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

BERGIO INTERNATIONAL, INC.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " FOURTH " so that, as amended, said Article shall be and read as follows:

THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION IS AUTHORIZED TO ISSUE IS 6,000,000,000 SHARES OF COMMON STOCK HAVING A $0.001 PAR VALUE

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of FEBRUARY , 2014.

By: /s/ BERJ ABAJIAN

Authorized Officer

Title: CEO AND PRESIDENT

Name: BERJ ABAJIAN

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